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                                                                    Exhibit 12.1

                             Telegen Corporation
                       Earnings to fixed charges ratio

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

For the years ended December 31:        1996          1995          1994          1993
                                        ----          ----          ----          ----
Pretax loss                         ($5,115,026)  ($2,542,838)  ($1,943,712)   ($168,722)
                                    ------------  ------------  ------------   ----------
Fixed Charges
        Interest                        146,650       58,846        30,658       11,488
        Amortized debt expense          178,933       22,259             0            0
        Rental expense                   25,441       20,262        10,264        5,603
        Preferred stock
         dividend requirements                0            0             0            0
                                        -------      -------       -------       ------

        Total fixed charges             351,024       101,367       40,922        17,091
                                        -------       -------      -------       -------
Earnings                              ($4,764,002) ($2,441,471)  ($1,902,790)   ($151,631)
                                      ===========  ===========   ============  ==========
Earnings to fixed charges ratio           ($13.57)     ($24.09)      ($46.50)     ($8.87)
                                      ===========  ===========   ============  ==========

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